Exhibit 18
Letter of PricewaterhouseCoopers LLP,
Independent Registered Public Accounting Firm,
regarding Change in Accounting Principle

February 18, 2014

Board of Directors
Ford Motor Credit Company LLC
One American Road
Dearborn, MI 48126

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and issued our report thereon dated February 18, 2014. Note 3 to the financial statements describes a change in accounting policy associated with the balance sheet classification of operating lease interest supplements and residual support costs from Other liabilities and deferred income to Net investment in operating leases and a change in the income statement classification of operating lease interest supplements and certain lease vehicle acquisition costs from Financing revenue, Operating leases to Depreciation on vehicles subject to operating leases. As a result of these classification changes, Note 3 to the financial statements also describes a change in the statement of cash flow classification of upfront cash payments received from Ford related to operating lease interest supplements and residual support from Net cash provided by operating activities to Net cash used in investing activities. It should be understood that the preferability of one acceptable method of accounting over another for operating lease interest supplements and residual support costs and certain lease acquisition costs has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP